Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

May 8, 2006

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

ANNOUNCES RESULTS FOR FIRST QUARTER 2006

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $4,269,000 and net income of $521,000 for the quarter ended March 31, 2006 compared to total revenue of $3,108,000 and net income of $429,000 for the same quarter of 2005. Net income per share for the three months ended March 31, 2006 increased to $.20 per share from $.16 per share for the same period in 2005.

Total revenue increased by 37% in the quarter ending March 31, 2006 as compared to the same period in 2005. Net income increased by 22% and earnings per share increased by 25% for the quarter ending March 31, 2006 over the same period in 2005. Revenues for the quarter increased over the same period in the prior year for the 12th consecutive quarter.

James E. Rouse, the Company’s President and CEO commented, “We are very pleased with the revenue, net income and earnings per share growth achieved in the first quarter. All segments of our business, Micron’s conductive sensors for disposable medical electrodes and other injection molded products, the New England Molders (“NEM”) division’s custom injection molded products and the Micron Integrated Technology (“MIT”) division’s defense related products contributed to this expansion of our business. The largest contribution to our first quarter growth was due to MIT division’s sale of defense related products. Currently MIT operates on a purchase order to purchase order basis. The execution of long-term manufacturing contracts is a realistic and achievable goal for the division by year end. We expect continued revenue growth in all segments of our business going forward, and despite increased material costs, corresponding net income and earnings per share growth as well.”

The Company, through its wholly owned subsidiary Micron Products Inc., produces silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacturer of disposable ECG, EEG, EMS and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005.